EXHIBIT 99.1

December 15, 2010

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Final Results of Cash Tender Offer for Notes

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced the final results of its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”) and its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes” and, together with the First Priority Notes, the “Notes”).

The tender offer expired at 11:59 p.m., New York City time, on December 14, 2010 (the “Expiration Date”). As of the Expiration Date, $106,307,000 aggregate principal amount of First Priority Notes and $66,751,000 aggregate principal amount of Second Priority Notes were validly tendered and not withdrawn. All of the Notes were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on December 1, 2010 (the “Early Tender Date”).

The amounts of each tranche of Notes accepted for purchase in the tender offer were determined in accordance with the priorities identified in the “Acceptance Priority Level” column in the table below and were subject to a maximum aggregate principal amount of Notes purchased in the tender offer, together with applicable premiums paid in connection with the tender offer but excluding accrued and unpaid interest, of $73,800,000 (the “Maximum Payment Amount”). Because the tender offer was oversubscribed, in accordance with the terms of the tender offer, the Company accepted for purchase $68,333,000 aggregate principal amount of validly tendered First Priority Notes, which represents a proration factor of approximately 64.3%. The Company did not accept any validly tendered Second Priority Notes for purchase in the tender offer and, therefore, such Second Priority Notes were returned to holders.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to Settlement	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding After Settlement
48238QAF2	10% Senior Subordinated Notes due 2015	1	$199,408,000	$106,307,000	$68,333,000	$131,075,000
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$66,751,000	$0	$450,000,000

The Company will deliver total tender offer consideration of $73,799,640.00, plus an aggregate of approximately $0.8 million for accrued and unpaid interest, to the Depository Trust Company (“DTC”) on the expected settlement date of December 15, 2010 for prompt payment for all validly tendered First Priority Notes accepted for purchase in the tender offer and has directed Global Bondholder Services Corporation, the depositary for the tender offer, to return all validly tendered First Priority Notes that were not accepted for purchase as soon as practicable.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase dated November 12, 2010, the related Letter of Transmittal, the Company’s press releases relating to the tender offer issued on November 12, 2010 and December 2, 2010 and this press release. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 902-5183 or (toll-free) (800) 828-3182 (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 294-2200 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America.

Certain statements contained in this release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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